Exhibit 1

Japan Finance Corporation

This description of Japan Finance Corporation is dated September 7, 2011 and appears as Exhibit 1 to its Annual Report on Form 18-K filed with the U.S. Securities and Exchange Commission.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF JAPAN FINANCE CORPORATION.

FURTHER INFORMATION

This document appears as an exhibit to the Annual Report of Japan Finance Corporation (“JFC”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K. Additional information with respect to JFC is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and other amendments may be inspected and copied at the public reference room maintained by the Commission at: 100F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330 or, without charge, from JFC by telephoning 813-5218-3304. Such Annual Report, exhibits and other amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document, all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on September 6, 2011 as reported by the Bank of Japan at 5:00 p.m., Tokyo time, was 76.75 = $1.00, and the noon buying rate on September 2, 2011 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was 76.79 = $1.00.

References in this document to fiscal years of JFC are to the 12-month periods commencing on April 1 of the year indicated.

References in this document to “JBIC” are to “Japan Bank for International Cooperation, the international arm of JFC”, under which name JFC conducts its international financial operations.

Figures in tables included in this document may not add up to totals due to rounding.

JAPAN FINANCE CORPORATION

JFC is a joint stock corporation organized under the laws of Japan. JFC was established on October 1, 2008, and succeeded to the assets, and assumed the obligations, in each case other than those of the Overseas Economic Cooperation Operations and certain minor assets to which the Japanese government succeeded, of Japan Bank for International Cooperation (the predecessor to JFC) (the “Predecessor”), and also succeeded to the assets, and assumed the obligations, in each case other than certain minor assets to which the Japanese government succeeded, of the National Life Finance Corporation, Japan Finance Corporation for Small and Medium Enterprise and the Agriculture, Forestry and Fisheries Finance Corporation (collectively, the “Other Predecessors”) pursuant to Japan Finance Corporation Law (Law No. 57 of 2007), as amended (the “JFC Act”). The assets and obligations of the Overseas Economic Cooperation Operations of the Predecessor were transferred to the Incorporated Administrative Agency—the Japan International Cooperation Agency. JFC established a separate international arm that is to solely and exclusively conduct the international financial operations of JFC, which continues to operate under the name of “Japan Bank for International Cooperation” or “JBIC” pursuant to the JFC Act. The Predecessor and the Other Predecessors were abolished as of October 1, 2008.

JFC carries out the operations provided in the JFC Act and other laws. Under Article 41 of the JFC Act, Article 18 of the Act on Special Measures Concerning Smooth Implementation of Realignment of United States Forces in Japan and Article 17 of the Bill on the Promotion of Businesses to Develop and Manufacture Energy and Environmentally Friendly Products, JFC is required to separate the accounting for each category of the operations as follows.

•	Operations described in Item (1) under Article 41 of the JFC Act (the “Micro Business and Individual Operations”).

•	Operations described in Item (2) under Article 41 of the JFC Act (the “Agriculture, Forestry, Fisheries and Food Business Operations”)

•	Operations described in Item (3) under Article 41 of the JFC Act (the “SME Loan Programs and Securitization Support Programs (Guarantee-type Operation)”)

•	Operations described in Item (4) under Article 41 of the JFC Act (the “Securitization Support Programs (Purchase-type Operation)”)

•	Operations described in Item (5) under Article 41 of the JFC Act (the “Credit Insurance Programs”)

•	Operations described in Item (6) under Article 41 of the JFC Act (the “JBIC Operations”)

•

Operations described in Article 16 of the Act on Special Measures Concerning Smooth Implementation of Realignment of United States Forces in Japan (the “Financial Operations for Facilitating Realignment of United States Forces in Japan”)*

•	Operations described in Item (7) under Article 41 of the JFC Act (the “Operations to Facilitate Crisis Responses”)*

•

Operations described in Article 6 of the Bill on the Promotion of Businesses to Develop and Manufacture Energy and Environmentally Friendly Products (the “Operations to Facilitate Specific Businesses Promotion”)*

JFC succeeded to the JBIC Operations from the Predecessor, and to the other operations except the Operations to Facilitate Crisis Responses and the Operations to Facilitate Specific Businesses Promotion from the Other Predecessors. The Operations to Facilitate Crisis Responses and the Operations to Facilitate Specific Businesses Promotion were added to JFC’s operations after its establishment. (JFC’s operations other than the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan are referred to herein as the “Domestic Financial Operations”)

*	The English names for the Financial Operations for Facilitating Realignment of United States Forces in Japan, the Operations to Facilitate Crisis Responses and the Operations to Facilitate Specific Businesses Promotion have been changed from the Financial Operations for Facilitating Realignment of U.S. Forces Japan, the Crisis Response Operations and the Domestic Operations for Energy and Environment Support, respectively, since last fiscal year.

JBIC’s Operations

JBIC Operations

As the international arm of JFC, JBIC conducts the JBIC Operations to fulfill the following four missions in order to contribute to the sound development of the international as well as Japanese economy: (a) promoting overseas development and securement of resources which are strategically important for Japan, (b) maintaining and improving the international competitiveness of Japanese industries, (c) promoting the overseas business having the purpose of preserving the global environment, such as preventing global warming, and (d) taking appropriate measures with respect to disruptions to international financial order.

In order to execute the above missions, JBIC provides multi-faceted support for the development of developing countries and Japan to meet their increasingly diverse financing needs through integral combination of the following seven operations by way of financing instruments such as lending, guarantees, acquisition and securitization of public/corporate bonds, assignment and securitization of loan assets and equity participations.

•	Export Loans

Export loans provide funds to support exports of equipment by Japanese companies and overseas transfer of their technologies.

•	Import Loans

Import loans provide funds to support imports of oil, LNG, iron ore and other strategically important materials to Japan. Apart from resources, the guarantee facility supports imports of goods and services for which there are crucial domestic needs, such as aircraft.

•	Overseas Investment Loans

Investment loans provide funds to support overseas investment projects undertaken by Japanese companies for manufacturing, resource development, and other business ventures.

•	Untied Loans

Untied loans provide funds to support improvements in the overseas business environment to facilitate Japanese trade, investments and other overseas business activities. Untied loans also support projects undertaken by foreign governments and government agencies.

•	Bridge Loans

Bridge loans provide short-term financing for developing country governments facing balance-of payments difficulties to enable them to ride out temporary strains in foreign currency management.

•	Equity Participation

Equity participation is equity investment in overseas joint ventures involving Japanese companies, or funds in which Japanese companies participate.

•	Studies and Research Activities

JBIC conducts studies and research to support its operations

Financial Operations for Facilitating Realignment of United States Forces in Japan

The Act on Special Measures Concerning Smooth Implementation of Realignment of United States Forces in Japan was passed in May 2007 as a special legislation related to the (then) Japan Bank for International Cooperation Law, authorizing JBIC to provide financial services for facilitating the realignment of United States Forces in Japan as exceptional measures.

Following the passing of the FY2010 budget bill on March 24, 2010, JBIC established the Finance Department for Facilitating Realignment of United States Forces in Japan, and set up a separate account for the financial services by such Department, segregating it from JFC’s other accounts.

The financial services are equity investments, loans and other operations necessary for projects (such as the public-private partnerships of family housing and infrastructure projects associated with the relocation of U.S. marine force personnel and their dependents to Guam) to facilitate the realignment of United States Forces in Japan, but as of the date of registering this form, there has been no equity and loan provision.

Recent Development regarding JBIC Spin Off from JFC

On April 28, 2011, the Japan Bank for International Cooperation Act (the “JBIC Act”) was passed into law, pursuant to which, on April 1, 2012, the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan will be transferred out of JFC to establish an independent policy-based financial institution (the “new JBIC”). The Japanese government will own all of the shares of the new JBIC.

After April 1, 2012, with respect to bonds issued by the Predecessor, the new JBIC and the Japan International Cooperation Agency will jointly and severally assume the obligations under such bonds. With respect to bonds issued by JFC prior to the establishment of the new JBIC on April 1, 2012, the post-spin off JFC and the new JBIC will jointly and severally assume the obligations under such bonds. The guarantee on the bonds by the Japanese government will remain in effect under the same conditions and such bonds will continue to rank senior in terms of payment to unsecured general obligations not represented by debt securities.

Pursuant to the JBIC Act, the following loan operations, which are extensions of the current JBIC Operations, will be provided starting in fiscal year 2011 in advance of the establishment of the new JBIC:

•

Export finance for industrialized countries. Direct loans are provided to companies in industrialized countries importing goods from Japanese exporters in specific industrial sectors, which are to be stipulated by a cabinet order.

•

Overseas investment finance for equity investments in foreign enterprises. Overseas investment loans for equity investments in foreign enterprises are provided, along with loans from private financial institutions, to Japanese companies in specific industrial sectors, which are to be stipulated by a cabinet order.

•

Overseas investment finance for short-term bridge loans. Short-term bridge loans for investments in overseas projects are provided to Japanese companies in order to bridge shortfalls prior to the provision of long-term loans.

•

Two-step loans through Japanese banks. Loans are provided to Japanese private financial institutions which in turn provide loans to (i) small and medium enterprises to support their overseas investments and to (ii) Japanese companies to support their equity investments in foreign companies.

In addition, the new JBIC will provide the following new guarantee operations starting from April 2012:

•

Guarantees for currency swaps. Guarantees for currency swaps between the swap counter parties and private financial institutions will be provided in order to promote local currency loans to finance the overseas projects of Japanese companies.

•

Assistance for assignment and securitization of accounts receivable. Guarantees for the assignment of accounts receivable from Japanese companies operating overseas to the foreign subsidiaries or foreign branches of Japanese financial institutions will be provided in order to enhance liquidity. Accounts receivable-backed securities will also be eligible for this new guarantee program.

•

Counter-guarantees for export credits. Counter-guarantees to foreign export credit agencies for export credits will be provided in order to facilitate joint financing arrangements among international export credit agencies.

Domestic Financial Operations

Apart from the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan, JFC conducts the Domestic Financial Operations aimed at micro business and individuals, agriculture, forestry, fisheries and food business, small and medium enterprises and to facilitate appropriate measures against crises.

•	Micro Business and Individual Operations

JFC provides a wide range of loans closely related to people’s lives, such as Business Loans to micro/small enterprises, Educational Loans for people who have to deal with education related-expenses, and Loans Secured by Pensions, etc.

•	Agriculture, Forestry, Fisheries and Food Business Operations

JFC provides loans for business funds at long-term and low interest rates, and helps those who are engaged in agriculture, forestry, fisheries and food industry develop their business operations through support services such as management consultations, matching services and provision of technical information. With these services, the business intends to promote the reinforcement of agriculture, forestry and fisheries in Japan, and support stable supply of safe and good-quality of foods.

•	SME Loan Programs and Securitization Support Programs (“Guarantee-type Operation”), Securitization Support Programs (“Purchase-type Operation”), and Credit Insurance Programs

JFC provides smooth supply of business funds for Small Medium Enterprises (“SMEs”) through “Loan Programs,” “Securitization Support Programs” and “Credit Insurance Programs,” to support growth and development of SMEs. Loan Programs supply stable, long-term funds that are essential for the promotion of SME business and yet found difficulties for private financial institutions to supply on a commercial basis. Securitization Support Programs support private financial institutions in their endeavors based on securitization methods. Credit Insurance Programs focus on the acceptance of insurance on CGC guaranteed liabilities associated with loans to SMEs.

•	Operations to Facilitate Crisis Responses

JFC provides a certain credit to designated financial institutions at the time of occurrence of crises certified by competent ministers such as financial disorder, large-scale disasters and other similar events both at home and abroad.

•	Operations to Facilitate Specific Businesses Promotion

Pursuant to the Bill on the Promotion of Businesses to Develop and Manufacture Energy and Environmentally Friendly Products (Law No. 38 of 2010), JFC commenced the “Operations to Facilitate Specific Businesses Promotion” beginning on August 16, 2010. Through this operation, JFC provides low-interest, long-term financing (two-step loans) for companies that develop or manufacture energy and environmentally friendly products, including electric vehicles, storage batteries, photovoltaic panels etc.

In response to the damage caused by the massive earthquake and tsunami off the pacific coast of northeastern Japan on March 11, 2011, the domestic lending business of JFC has since implemented certain relief measures for those impacted, including, among other things, increasing lending limits and offering of lower interest rates by the Micro Business and Individual Unit, Agriculture, Forestry, Fisheries and Food Business Unit and the Small and Medium Enterprise Unit, for a limited period. As of June 30, 2011, JFC had provided ¥527.1 billion of loans in response to the earthquake and its aftermath. On July 4, 2011, JFC issued new shares of its common stock by allotment to the Japanese government, in the aggregate amount of ¥548,587 million, the proceeds of which will be allocated mainly to JFC’s various domestic operations in response to the earthquake and its aftermath.

CAPITALIZATION

The capitalization of JFC as of March 31, 2011 was as follows:

As of March 31, 2011
(millions of yen)
Borrowings	¥22,036,903
Short-term Bonds payable	—
Bonds payable	5,670,825
Total Borrowings (Note 1)	27,707,729
Capital and Reserves:
Capital Stock	3,352,547
Capital Surplus	2,007,351
Special reserve for administrative improvement funds	181,500
Legal capital surplus	1,825,851
Retained earnings	(1,126,453)
Legal retained earnings	745,412
Other retained earnings	(1,871,865)
Total shareholders’ equity	4,233,444

Total Capitalization	¥31,941,173

Notes:

(1)	Includes current maturities

The capitalization of JBIC as of March 31, 2011 was as follows:

As of March 31, 2011
(millions of yen)
Borrowings	¥5,502,495
Short-term Bonds payable	—
Bonds payable	2,703,551
Total Borrowings (Note 1)	8,206,046
Capital and Reserves:
Capital Stock	1,091,000
Capital Surplus	—
Special reserve for administrative improvement funds	—
Legal capital surplus	—
Retained earnings	801,398
Legal retained earnings	742,615
Other retained earnings	58,783
Total shareholders’ equity	1,892,398

Total Capitalization	¥10,098,444

Notes:

(1)	Includes current maturities

OPERATING RESULTS FOR THE FISCAL YEAR ENDED MARCH 31, 2011

Overall Operations

Set forth below are the operating results of the JBIC Operations, the Financial Operations for Facilitating Realignment of United States Forces in Japan and the Domestic Financial Operations for the fiscal year ended March 31, 2011:

	(In millions of yen)

			Domestic Financial Operations
	JBIC Operations	Financial Operations for Facilitating Realignment of United States Forces in Japan	Micro Business and Individual Operations	Agriculture, Forestry, Fisheries and Food Business Operations	SME Loan Programs and Securitization support Programs (Guarantee-type Operation)
Ordinary Income	¥197,217	¥411	¥161,987	¥73,321	¥124,973
Ordinary Profit/Losses	49,641	241	(48,871)	1,208	(44,628)
Net Income/Losses	58,783	241	(54,848)	(141)	(49,727)
Total Assets	12,781,643	360	7,199,339	2,637,650	6,099,356
Loans and Bills Discounted	8,376,794	—	7,162,022	2,548,718	6,164,738
Acceptances and Guarantees	2,443,266	—	—	724	282

	Domestic Financial Operations				Adjustment among accounts	JFC Total
	Securitization Support Programs (Purchase-type Operation)	Credit Insurance Programs	Operations to Facilitate Crisis Responses	Operations to Facilitate Specific Businesses Promotion
Ordinary Income	¥423	¥151,365	¥58,794	¥13	¥(402)	¥768,105
Ordinary Profit/Losses	194	(813,106)	(29,464)	(16)	(9,205)	(875,599)
Net Income/Losses	683	(812,011)	(29,464)	(16)	—	(886,503)
Total Assets	25,957	2,835,575	5,190,325	20,137	(479)	36,789,867
Loans and Bills Discounted	—	—	4,736,957	20,000	—	29,009,231
Acceptances and Guarantees	2,654	—	—	—	—	2,446,928

JFC’s ordinary income for the fiscal year ended March 31, 2011 was ¥768.1 billion yen. This was attributable primarily to interest income including interest on loans and discounts, which amounted to ¥554.0 billion, to insurance premiums, which amounted to ¥147.8 billion, and to receipts from the national budget, which amounted to ¥43.1 billion.

JFC’s ordinary expenses for the fiscal year ended March 31, 2011 was ¥1,643.7 billion. This was attributable primarily to expenses on insurance claims amounting to ¥723.1 billion, provision of reserve for insurance policy liabilities amounting to ¥371.1 billion, interest expense, including interest on borrowings and bonds, amounting to ¥322.7 billion, general and administrative expenses amounting to ¥132.9 billion, provision of allowance for loan losses amounting to ¥162.4 billion, and provision of reserve for compensation losses amounting to ¥27.9 billion. JFC recorded ordinary loss of ¥875.5 billion for the fiscal year ended March 31, 2011.

For the fiscal year ended March 31, 2011, JFC incurred a net loss of ¥886.5 billion.

JBIC Operations

The ordinary income of the JBIC Operations for the fiscal year ended March 31, 2011 was ¥197.2 billion. This was attributable primarily to interest income which amounted to ¥178.6 billion, reflecting temporary measures undertaken in response to the overseas development and acquisition support of material resources and JBIC’s commitments to Emergency Projects to Support Overseas Operations.

The ordinary expenses of the JBIC Operations for the fiscal year ended March 31, 2011 was ¥147.5 billion. This was attributable primarily to interest expenses, amounting to ¥118.7 billion, which mostly reflected interest expenses for borrowings.

For the fiscal year ended March 31, 2011, JFC recorded ordinary profit of ¥49.6 billion and net income of ¥58.7 billion for the JBIC Operations.

Set forth below are the operating results of the JBIC Operations and the Domestic Financial Operations for the fiscal year ended March 31, 2010:

	(In millions of yen)

	JBIC Operations	Domestic Financial Operations
		Micro Business and Individual Operations	Agriculture, Forestry, Fisheries and Food Business Operations	SME Loan Programs and Securitization Support Programs (Guarantee-type Operation)
Ordinary Income	¥191,178	¥169,007	¥72,277	¥125,359
Ordinary Profit/Losses	27,823	(49,237)	(1,831)	(10,010)
Net Income/Losses	33,207	(50,098)	0	(10,250)
Total Assets	11,866,899	7,200,351	2,739,242	5,969,993
Loans and Bills Discounted	8,771,342	7,141,568	2,647,339	5,958,595
Acceptances and Guarantees	1,977,071	—	395	16,508

	Domestic Financial Operations			Adjustment among accounts	JFC Total
	Securitization Support Programs (Purchase-type Operation)	Credit Insurance Programs	Operations to Facilitate Crisis Responses
Ordinary Income	¥444	¥159,918	¥33,355	¥(461)	¥751,079
Ordinary Profit/Losses	(1,186)	(998,800)	(85,510)	—	(1,118,754)
Net Income/Losses	(1,186)	(999,052)	(85,510)	—	(1,112,890)
Total Assets	23,904	2,674,717	5,159,153	(52)	35,634,209
Loans and Bills Discounted	—	—	4,659,746	—	29,178,591
Acceptances and Guarantees	—	—	—	—	1,993,974

JFC’s ordinary income for the fiscal year ended March 31, 2010 was ¥751.0 billion yen. This was attributable primarily to interest income including interest on loans and discounts, which amounted to ¥543.7 billion, to insurance premiums, which amounted to ¥156.5 billion, and to receipts from the national budget, which amounted to ¥36.0 billion.

JFC’s ordinary expenses for the fiscal year ended March 31, 2010 was ¥1,869.8 billion. This was attributable primarily to expenses on insurance claims amounting to ¥869.5 billion, provision of reserve for insurance policy liabilities amounting to ¥421.6 billion, interest expense, including interest on borrowings and bonds, amounting to ¥321.5 billion, general and administrative expenses amounting ¥133.0 billion, provision of allowance for loan losses amounting to ¥149.1 billion, and provision of reserve for compensation losses amounting to ¥84.3 billion. JFC recorded ordinary loss of ¥1,118.7 billion for the fiscal year ended March 31, 2010.

For the fiscal year ended March 31, 2010, JFC incurred a net loss of ¥1,112.8 billion.

JBIC Operations

The ordinary income of the JBIC Operations for the fiscal year ended March 31, 2010 was ¥191.1 billion. This was attributable primarily to interest income which amounted to ¥179.3 billion, reflecting temporary measures undertaken in response to the global financial crisis, such as JBIC’s commitments to Emergency Projects to Support Overseas Operations.

The ordinary expenses of the JBIC Operations for the fiscal year ended March 31, 2010 was ¥163.3 billion. This was attributable primarily to interest expenses, amounting to ¥122.3 billion, which mostly reflected interest expenses for borrowings.

For the fiscal year ended March 31, 2010, JFC recorded ordinary profit of ¥27.8 billion and net income of ¥33.2 billion for the JBIC Operations.

BUSINESS

Missions

The JFC Act provides that JFC’s purpose is to contribute to the sound development of Japan and the international economy and society and to the improvement of the quality of national life, by taking responsibility for (i) the financial function to provide fund procurement assistance to the general public, small and medium enterprises and those engaged in agriculture, forestry and fishery and (ii) the financial function to promote overseas development and securement of resources which are important for Japan and to maintain and improve the international competitiveness of Japanese industries and to promote the overseas business having the purpose of preserving the global environment, such as preventing global warming, also providing (iii) the financial services which are necessary to take appropriate measures with respect to disruptions to domestic or international financial order or damages caused by large-scale natural disasters, acts of terrorism, medical epidemics, etc., and furthermore enabling financial institutions, such as banks, to provide such necessary financial services in a timely and smooth manner, while having the objective of supplementing the financial transactions implemented by ordinary financial institutions.

Government Control and Supervision

The JFC Act requires the Japanese Government, at all times, to hold all of the outstanding shares of JFC. JFC’s operations, including appointment of directors, business plans and issuance of new debt securities, are subject to the supervision of the Minister of Finance, Minister of Health, Labor and Welfare, Minister of Economy, Trade and Industry, and Minister of Agriculture, Forestry and Fisheries in accordance with Article 64 of the JFC Act, and the Financial Operations for Facilitating Realignment of United States Forces in Japan are subject to the supervision of the Minister of Finance and the Minister of Defense in accordance with Article 22 of the Act on Special Measures Concerning Smooth Implementation of Realignment of United States Forces in Japan. The Government Agencies Budget, which the Minister of Finance formulates and which is subject to approval by the Diet, includes JFC’s annual budget of revenues and expenditures.

Overview of JFC’s Operations

Under the JFC Act, JFC conducts the JBIC Operations, the Financial Operations for Facilitating Realignment of United States Forces in Japan and the Domestic Financial Operations separately from one another. For budget and accounting purposes, the JFC Act, the Act on Special Measures Concerning Smooth Implementation of Realignment of United States Forces in Japan and the Bill on the Promotion of Businesses to Develop and Manufacture Energy and Environmentally Friendly Products sets forth nine separate accounts, two of which relates to JBIC’s Operations and the other seven of which relate to the Domestic Financial Operations. The JFC Act, the Act on Special Measures Concerning Smooth Implementation of Realignment of United States Forces in Japan and the Bill on the Promotion of Businesses to Develop and Manufacture Energy and Environmentally Friendly Products contemplates that each of these nine accounts is to be administered separately from one another, and generally a transfer of funds from one account to another is not permitted. The JFC Act, the Act on Special Measures Concerning Smooth Implementation of Realignment of United States Forces in Japan and the Bill on the Promotion of Businesses to Develop and Manufacture Energy and Environmentally Friendly Products further provides that our capital and reserves as well as appropriation of earnings are to be separately accounted for each of the nine accounts.

In terms of financing activities, JFC makes borrowings and issues debt securities for specific account(s). Proceeds from such borrowings or debt securities issuances are applied only to the specified account(s). Also, funds for interest and principal payments for such indebtedness are provided only from the specified account(s), and funds from other accounts cannot, in principal, be applied to such payments.

The account for JBIC Operations is required to conduct sound and efficient operations based on the following two principles: that repayments from the loans and the performance of the obligations under the guarantees should be ascertained (“certainty of repayment”) and that expenditures should not exceed revenues (“sufficient revenues to cover expenditures”) according to the JFC Act.

According to the Structural Plan for Policy Based Finance Reform, dated June 27, 2006, which was decided by the Headquarters for the Promotion of Policy-Based Finance Reform and the Headquarters for the Promotion of Administrative Reform, both of which were established by Cabinet Decisions pursuant to Japanese law, there has been the recognition that the operations of the Other Predecessors, which now constitute the Domestic Financial Operations, (i) received certain amounts of financial assistance from the government and had levels of equity capital ratio that were relatively lower than that of the Predecessor’s operations (now the JBIC Operations), and (ii) procured nearly all of their funds from the domestic market and did not necessarily need to be recognized in the international market. With respect to the Domestic Financial Operations, when the JFC Act was enacted, the two houses of the Japanese Diet passed accompanying resolutions stating that such domestic operations needed to appropriately meet the financing needs of the general public, persons engaged in small and medium enterprises and persons engaged in agriculture, forestry and fishery, and that necessary and sufficient fiscal and other measures would be provided for that purpose.

Overview of JBIC’s Operations

Outstanding Loans in the JBIC Operations

JBIC’s total commitments for the year ended March 31, 2011 amounted to ¥1,128 billion, and the outstanding balance as of March 31, 2011 was ¥8,467 billion.

The following table sets forth, as of the dates indicated, the total amounts of loans outstanding provided by JBIC, by type of credit and geographical distribution:

Loans Outstanding by Type of Credit and Geographical Distribution of the JBIC Operations

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2010		2011
	(In millions of yen)		(In millions of yen)
EXPORT LOANS
Asia	¥441,044	5.0%	¥379,675	4.5%
The Pacific	—	—	—	—
Europe	71,853	0.8%	66,604	0.8%
The Middle East	159,034	1.8%	136,152	1.6%
Africa	44,635	0.5%	34,112	0.4%
North America	—	—	—	—
Latin America	88,857	1.0%	78,925	1.0%
International Organizations, etc.	2,809	0.0%	3,040	0.0%

Total	¥808,231	9.2%	698,507	8.3%

IMPORT LOANS
Asia	23,396	0.3%	25,289	0.3%
The Pacific	77,579	0.9%	64,807	0.8%
Europe	20,128	0.2%	15,996	0.2%
The Middle East	441,786	5.0%	366,226	4.3%
Africa	4,777	0.1%	2,844	0.0%
North America	210,999	2.4%	142,147	1.7%
Latin America	14,617	0.2%	13,261	0.2%
International Organizations, etc.	5	0.0%	—	—

Total	793,287	9.0%	630,570	7.5%

OVERSEAS INVESTMENT LOANS
Asia	1,157,372	13.1%	1,059,775	12.5%
The Pacific	287,050	3.3%	302,665	3.6%
Europe	1,100,822	12.5%	931,618	11.0%
The Middle East	1,086,085	12.3%	1,047,916	12.4%
Africa	142,532	1.6%	138,053	1.6%
North America	512,778	5.8%	430,471	5.1%
Latin America	827,617	9.4%	934,209	11.0%
International Organizations, etc.	672,124	7.6%	982,497	11.6%

Total	5,786,381	65.6%	5,827,203	68.8%

UNTIED LOANS
Asia	569,795	6.5%	518,711	6.1%
The Pacific	141	0.0%	94	0.0%
Europe	56,496	0.6%	45,261	0.5%
The Middle East	46,921	0.5%	49,530	0.6%
Africa	39,430	0.4%	47,094	0.6%
North America	—	—	—	—
Latin America	385,569	4.4%	345,229	4.1%
International Organizations, etc.	235,557	2.7%	177,873	2.1%

Total	1,333,909	15.1%	1,183,793	14.0%

GOVERNMENTAL LOANS
Asia	16,011	0.2%	15,938	0.2%
The Pacific	—	—	—	—
Europe	1,099	0.0%	2,036	0.0%
The Middle East	19,037	0.2%	19,071	0.2%
Africa	3,226	0.0%	6,517	0.1%
North America	—	—	—	—
Latin America	12,622	0.1%	10,777	0.1%
International Organizations, etc.	—	—	—	—

Total	51,996	0.6%	54,339	0.6%

INVESTMENTS
Asia	11,039	0.1%	10,957	0.1%
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	4,811	0.1%	4,811	0.1%
Latin America	—	—	—	—
International Organizations, etc.	28,442	0.3%	56,898	0.7%

Total	44,293	0.5%	72,666	0.9%

Total loans outstanding	¥8,818,096	100.0%	¥8,467,079	100.0%

The following table sets forth the new loan commitments made by JBIC, by type of credit and geographical distribution in accordance with JBIC’s system of classification for the periods indicated.

Credit Commitments by Type of Credit and Geographical Distribution of the JBIC Operations

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2010		2011
	(In millions of yen)		(In millions of yen)
EXPORT LOANS
Asia	¥69,884	2.6%	¥34,510	3.1%
The Pacific	—	—	—	—
Europe	5,552	0.2%	14,637	1.3%
The Middle East	1,566	0.1%	20,768	1.8%
Africa	—	—	66,389	5.9%
North America	—	—	—	—
Latin America	20,877	0.8%	11,652	1.0%
International Organizations, etc.	—	—	3,283	0.3%

Total	97,879	3.7%	151,239	13.4%

IMPORT LOANS
Asia	8,208	0.3%	—	—
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	169,512	15.0%
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	—	—

Total	8,208	0.3%	169,512	15.0%

OVERSEAS INVESTMENT LOANS
Asia	288,246	10.8%	48,231	4.3%
The Pacific	175,438	6.6%	8,384	0.7%
Europe	474,858	17.9%	47,847	4.2%
The Middle East	101,133	3.8%	—	—
Africa	12,248	0.5%	—	—
North America	288,354	10.9%	74,644	6.6%
Latin America	191,376	7.2%	149,261	13.2%
International Organizations, etc.	662,078	24.9%	381,962	33.9%

Total	2,193,731	82.6%	710,329	63.0%

UNTIED LOANS
Asia	271,094	10.2%	18,283	1.6%
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	19,969	1.8%
Africa	13,532	0.5%	—	—
North America	—	—	—	—
Latin America	50,532	1.9%	23,684	2.1%
International Organizations, etc.	9,160	0.3%	14,909	1.3%

Total	344,317	13.0%	76,846	6.8%

GOVERNMENTAL LOANS
Asia	—	—	—	—
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	—	—

Total	—	—	—	—

INVESTMENTS
Asia	—	—	3,055	0.3%
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	13,040	0.5%	16,764	1.5%

Total	13,040	0.5%	19,819	1.8%

Total loans outstanding	¥2,657,175	100.0%	¥1,127,744	100.0%

Loan and Guarantee Terms of the JBIC Operations

The JFC Act provides that the JBIC’s interest rates and guarantee charges shall be determined in light of the interest rates and commissions charged for guarantees by private banks on a basis such that the revenues of the JBIC Operations will cover its expenditures and losses. In addition, JBIC may not compete with private financial institutions in extending loans and guarantees, and may extend loans and guarantees only if financing by private financial institutions on ordinary terms is deemed difficult. JBIC carefully investigates the financial position of each prospective borrower and the technical and financial aspects of the project to be financed, and a loan or guarantee is extended only if there is reasonable assurance of repayment.

JBIC itself determines the interest rates, maturities, loan participation percentages, security and other terms on which it lends its funds or extends its guarantees. The interest rate to be applied to each loan is set by the President & CEO of the JBIC, taking into consideration JBIC’s funding cost and the rate for borrowers of the highest credit standing from private banks extending long-term loans.

Most of the JBIC Operations involve the financing of projects in cooperation with private financial institutions. Loans extended to domestic borrowers are usually secured by a bank guarantee, a mortgage or other collateral, or supported by a covenant requiring the borrower to provide security to JBIC at its request. Overseas direct loans, which are usually extended to banks, governmental institutions in foreign countries or private companies with Japanese capital, are generally secured by guarantees issued by the foreign government or the foreign governmental financial institution, by securities issued by Japanese domestic companies, or by cash flow and other assets of the borrower taken as security by JBIC.

In addition to the loan terms provided in the JFC Act, JBIC’s terms and conditions for export loans are determined, in the case of plant and equipment exports, in accordance with the OECD’s “Arrangement on Guidelines for Officially Supported Export Credits”, commonly referred to as the Consensus and, in the case of ship exports, the OECD’s “Understanding on Export Credits for Ships”, commonly referred to as the Understanding. The Consensus and the Understanding, which were established to avoid excessive competition in the area of financing for plant or ship exports, stipulate minimum interest rates, maximum credit terms and minimum down payments for officially supported medium-and long-term export credit.

The following table sets forth information concerning the balances of JBIC’s outstanding loans as of March 31, 2010 and 2011.

Loan Balances of the JBIC Operations by Remainder of Term(1)

	As of March 31, 2010		As of March 31, 2011
	(In billions of yen)		(In billions of yen)
One year or less	¥815	9.6%	¥1,078	13.0%
More than 1 to 2 years	1,187	14.0%	1,189	14.4%
More than 2 years to 3 years	1,182	13.9%	780	9.4%
More than 3 years to 4 years	804	9.4%	1,307	15.8%
More than 4 years to 5 years	1,346	15.8%	968	11.7%
More than 5 years to 6 years	553	6.5%	520	6.3%
More than 6 years to 7 years	494	5.8%	430	5.2%
More than 7 years to 8 years	395	4.6%	409	5.0%
More than 8 years to 9 years	380	4.5%	375	4.5%
More than 9 years to 10 years	335	3.9%	296	3.6%
More than 10 years	1,020	12.0%	910	11.0%

Total	¥8,512	100.0%	¥8,267	100.0%

(1)	The amounts do not include principal that is overdue and unpaid, and principal that may possibly be waived according to the “Changes in Debt Relief Method” announced by Government of Japan in December 2002.

Allowance for Loan Losses of the JBIC Operations

JBIC provides an allowance for possible loan losses, pursuant to the relevant cabinet order and related regulations. Reversal of allowance for loan losses, in the fiscal year ended March 31, 2011, amounts to ¥8,715 million.

For the fiscal year ended March 31, 2011, JBIC wrote off ¥8,232 million of its loan, but did not devalue securities.

In cases where borrowers indicate that they may be unable to meet payments on their loans, JBIC may revise the terms of repayment. In the case of direct loans to foreign governments, the international system provides several mechanisms and institutions through which countries facing repayment difficulties can effect remedial measures in agreement with their creditors (Paris Club rescheduling). Therefore, rescheduled principal and interest payments may have to be accepted in order to facilitate the collectability of some loans or portions of loans. Should a default occur in the payment of principal or interest (whether by reason of a failure to agree on modified loan terms or otherwise), JBIC considers the related loan to be in arrears immediately to the extent of the defaulted amount.

Sources of Funds of the JBIC Operations

The following table sets forth information concerning the sources of funds for the JBIC Operations during the fiscal year ended March 31, 2011.

Sources of Funds of the JBIC Operations

Year ended March 31,
2011
(In millions of yen)
Borrowings from the Government Fund for Fiscal Investment and Loan Program(1)	¥690,900
Borrowings from the Foreign Exchange Fund Special Account	324,285
Bonds and Notes with the Government Guarantee(2)	436,158
Bonds and Notes without the Government Guarantee	50,000

(1)	Includes both short-term and long-term borrowings.
(2)	Guaranteed by the Government except for the Fiscal Investment and Loan Program Agency Bond.

The Predecessor and JFC have raised funds for the Predecessor’s international financial account and the JBIC Operations through borrowings from Government of Japan and issuances of Japanese Government-guaranteed bonds and notes in international markets. In accordance with the government’s policy to reform the Fiscal Investment and Loan Program (“FILP”), the Predecessor began to raise funds in the Japanese domestic capital market on its own creditworthiness, starting in the fiscal year ended March 31, 2002. JFC issued bonds with a guarantee from the Government of Japan in the aggregate amount of $6.75 billion and ¥805 billion, and bonds without a guarantee from the Government of Japan in the aggregate amount of ¥186 billion in the fiscal year ended March 31, 2010. JFC issued bonds with a guarantee from the Government of Japan in the aggregate amount of $5.25 billion and ¥200 billion, and bonds without a guarantee from the Government of Japan in the aggregate amount of ¥325 billion in the fiscal year ended March 31, 2011.

Capital of the JBIC Operations, the Financial Operations for Facilitating Realignment of United States Forces in Japan and the Domestic Financial Operations

The following table sets forth information concerning the account total assets and equity at the end of the fiscal year ended March 31, 2011.

	(In millions of yen)

	JBIC Operations		Domestic Financial Operations
		Financial Operations for Facilitating Realignment of United States Forces in Japan	Micro Business and Individual Operations	Agriculture, Forestry, Fisheries and Food Business Operations	SME Loan Programs and Securitization Support Programs (Guarantee-type Operation)
Total Assets	¥12,781,643	¥360	¥7,199,339	¥2,637,650	¥6,099,356
Net Assets	2,048,513	241	222,590	328,055	365,815
Capital Stock	1,091,000	—	637,848	325,400	768,035
Capital Surplus	—	—	181,500	—	—
Retained Earnings	801,398	241	(596,757)	2,655	(402,219)

Net Assets /Total Assets	16.03%	66.94%	3.09%	12.44%	6.00%

	Domestic Financial Operations				JFC Total
	Securitization Support Programs (Purchase-type Operation)	Credit Insurance Programs	Operations to Facilitate Crisis Responses	Operations to Facilitate Specific Businesses Promotion
Total Assets	¥25,957	¥2,835,575	¥5,190,325	¥20,137	¥36,789,867
Net Assets	23,235	1,013,839	387,165	103	4,389,560
Capital Stock	24,476	—	505,668	120	3,352,547
Capital Surplus	—	1,825,851	—	—	2,007,351
Retained Earnings	(1,240)	(812,011)	(118,502)	(16)	(1,126,453)

Net Assets /Total Assets	89.51%	35.75%	7.46%	0.51%	11.93%

BIS based capital adequacy ratio for the JBIC Operations at the end of the fiscal year ended March 31, 2011 are set forth in the table below.

2011 Total
(In millions of yen)
Core Capital (Tier I)(A)	¥1,861,341
Supplementary Capital (Tier II) (B)	30,038
Exclusion (C)	—
Total Capital (A)+(B)-(C) (D)	1,891,379
Risk Assets, etc (E)	8,909,815
Total Capital Ratio (D)/(E)	21.22%

Tier I Ratio (A)/(E)	20.89%

Non-performing Loans

JFC assessed its loans and other credits in accordance with disclosure requirements that are based, in all material respects, on two sets of disclosure regulations that are followed by commercial financial institutions in Japan, although JFC is not required to follow either set of regulations. The first set of disclosure regulations includes those set forth under the Banking Law of 1981, as amended (the “Banking Law”). The Banking Law standards require “Risk-monitored Loans” to be disclosed in four categories: (1) bankrupt loans, (2) non-accrual loans, (3) “Loans with interest or principal repayments more than three months in arrears”, and (4) restructured loans. The loan categories can be described in greater detail as follows:

(1)	“Bankrupt loans” are loans, defined in Article 96, Paragraph 1, Item 3 and 4 of the corporate Tax Law Enforcement Ordinance (Government Ordinance No.97), on which accrued interest income is not recognized as there is substantial uncertainty over the ultimate collectability of either principal or interest because they have been in arrears for a considerable period of time or for another reason.

(2)	“Non-accrual loans” are loans on which accrued interest income is not recognized, although this excludes loans on which interest payments are deferred in order to support the borrowers’ recovery from financial difficulties.

(3)	“Loans with interest or principal repayments more than three months in arrears” are loans whose principal or interest payment is more than three months in arrears, and which do not fall under category of “Bankrupt loans” and “Non-accrual loans”

(4)	“Restructured loans” are loans whose repayment terms and conditions have been amended in favor of the borrowers (e.g. reduction of or exemption from the stated interest rate, the deferral of interest payments, the extension of principal repayments or renunciation of claims) in order to support the borrowers’ recovery from financial difficulties, and which do not fall under the category of “Bankrupt loans”, “Non-accrual loans”, and “Loans with interest or principal payments more than three months in arrears”.

The amounts of loans indicated in the table below are the gross amounts prior to the deduction of allowance for possible loan losses.

The following table sets forth the results of JFC’s assessment of its loans according to the Banking Law standards as of March 31, 2011:

Principal Amount of Non-Performing Loans

Calculated and Disclosed under the Banking Law

	(In millions of yen)
	As of March 31, 2011
	Account for Micro Business and Individual Operations	Account for Agriculture, Forestry, Fisheries and Food Business Operations	Account for SME Loan Programs and Securitization Support Programs (Guarantee-type Operation)	Account for JBIC Operations
Bankrupt loans	¥35,305	¥1,568	¥22,488	¥8,969
Non-accrual loans	136,178	82,436	358,787	97,717
Loans with interest or principal repayments more than three months on arrears	85	2,930	—	—
Restructured loans	570,268	13,553	47,450	187,046

Total	¥741,837	¥100,488	¥428,727	¥293,733

In addition, JFC has assessed its loans and other assets in accordance with disclosure requirements that are based, in all material respects, on the requirements set forth in the Law on Emergency Measures for the Revitalization of the Functions of the Financial System of 1998, as amended (the “Financial Revitalization Law”). The Financial Revitalization Law requires that problem assets be categorized in three categories: (1) bankrupt and quasi-bankrupt assets, (2) doubtful assets and (3) substandard loans, which may be described more fully as follows:

(1)	“Bankrupt and quasi-bankrupt assets” are loans to and other credits to debtors which have begun proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Financial Revitalization Law or other similar laws of Japan and have financially failed, as well as similar loans as so designated.

(2)	“Doubtful Assets” are loans to and other credits to debtors whose financial and operational conditions have been deteriorated and which are unlikely to make payment of principal and/or interest on a contractual basis.

(3)	“Substandard loans” are (a) “Past due loans (three months or more)” for which principal and/or interest is past due three months or more from the date following the scheduled payment date excluding “Bankrupt and quasi-bankrupt assets” and “Doubtful assets”, and (b) restructured loans on which JFC granted concessions to borrowers in financial difficulties to assist them in their financial recovery and eventually be able to pay to creditors, but exclude “Bankrupt and quasi-bankrupt assets”, “Doubtful assets” and “Past due loans (three months or more)”.

The following table sets forth the result of JFC’s assessment of its loan portfolio according to the Financial Revitalization Law standards as of March 31, 2011:

Problem Assets

Calculated and Disclosed under Financial Revitalization Law

	(In millions of yen)
	As of March 31, 2011
	Account for Micro Business and Individual Operations	Account for Agriculture, Forestry, Fisheries and Food Business Operations	Account for SME Loan Programs and Securitization Support Programs (Guarantee-type Operation)	Account for JBIC Operations
Bankrupt and quasi-bankrupt assets	¥116,943	¥6,708	¥68,727	¥8,969
Doubtful Assets	55,371	77,344	312,892	97,717
Substandard loans	570,353	16,483	47,450	187,046

Total	¥742,668	¥100,536	¥429,070	¥293,733

In the event that a debtor country is temporarily unable to repay its external public debt (debts to creditors that are public institutions such as central governments, trade insurance agencies and export credit agencies) due to a decline in its balance of payments, meetings of creditor countries (the “Paris Club”) may be held to discuss debt relief measures. When creditor countries agree on debt relief measures, debt rescheduling agreements between the creditors and a debtor are agreed, and repayments are made according to the agreements. During this temporary liquidity assistance effort, the debtor country implements an economic reform program pursuant to an agreement with the IMF and continues repayments of its debts. The principal amount of loans as of March 31, 2011, for which JFC agreed to provide debt relief in the JBIC Operations pursuant to the Paris Club agreements was ¥287,295 million on the JBIC Operations.

In the past, the Predecessor had not categorized the loans rescheduled under the Paris Club agreements, described above, under “Restructured loans.” This practice was based on the assumption that, unlike loans provided by private financial institutions, the Predecessor’s loans, as loans from a public creditor, benefit from an asset securing mechanism under the international framework which accords a high probability of repayment. However, in order to facilitate comparison with private financial institutions, effective from the fiscal year ended March 31, 2005, JFC now classifies its loans in the JBIC Operations rescheduled under the Paris Club made to borrowers classified under the Banking Law self assessment as “Watchlisted”, but not “Past due loans (3 months or more)”, as “Restructured loans”. The amount of such loans as of March 31, 2011, included in “Restructured loans” in the above table, is ¥85,706 million attributable to the JBIC Operations, of which ¥84,934 million represents original principal.

Risk Management– General

JFC, in order to ensure uninterrupted and stable execution of its policy finance functions, deals with risks it faces in a comprehensive manner and seeks to manage them appropriately. JFC devotes significant resources to strengthening its risk management policies and procedures. However, it is not possible through such policies and procedures to predict, identify and effectively manage each and every risk that might arise in connection with those operations. To the extent that risks arise in connection with those operations that cannot be effectively managed under such policies and procedures, JFC’s financial condition and results of operations could be materially and adversely affected.

JFC manages the following types of risks:

•	Credit risk

Credit risk refers to risk of losses arising from a decrease in or disappearance of the value of an asset (including off-balance sheet assets), due to deterioration in creditworthiness or default of the entity to which credit is granted.

•	Credit insurance underwriting risks

Credit insurance underwriting risk refers to risk of losses due to movements in the loss incurrence and recovery rates with respect to loans granted to SMEs under the Credit Insurance Programs that were not anticipated at the time the relevant insurance premiums were set.

•	Market risk

Market risk refers to risk of losses arising from a loss in the value of an asset (including off-balance sheet assets) resulting from changes in market prices, rates, indices, volatilities, correlations or other market factors, such as interest rates, currency exchange rates and stock prices.

•	Liquidity risk

Liquidity risk refers to the potential inability to meet financial obligations as they become due. This risk could arise from an inability to access the secured or unsecured debt markets, a deterioration in JFC’s credit ratings which could raise funding costs, a failure to manage unplanned changes in funding requirements, or a failure to liquidate assets quickly and with minimal loss in value.

•	Operational risk

Operational risk refers to risk of losses arising from improper administration of operations, actions by employees or functioning of systems, or from external events that, for example, disrupt JFC’s operations, resulting in financial and other losses. JFC faces the following types of operational risk:

•

Administrative risk – risk of losses resulting from a failure by an employee to properly discharge his or her administrative responsibilities, or accidents and improper actions committed by an employee.

•	System risk – risk of losses resulting from a malfunction or other failures in JFC’s computer systems or improper use of such systems.

•	Human risk – risk of losses resulting from improper employment, inappropriate workplace and safety conditions, loss of human resources, loss of morale, or insufficient education of employees.

•	Legal risk – risk of losses resulting from violations of law or contracts, entering into improper contracts or incurrence of other legal liabilities.

•	Tangible asset risk – risk of damage to tangible assets due to natural disasters or other events.

•	Reputational risk – risk of losses due to loss of reputation or spread of rumors, resulting in a loss of other parties’ trust in JFC.

Each of JFC’ operations faces a different combination, as well as levels, of the above types of risks compared with the other operations. In light of this, JFC has established and maintains risk management policies and procedures that are administered at the level of each of its operations.

Risk Management – JBIC Operations

With respect to the JBIC Operations, JFC, acting under the name of JBIC, manages major risks in those operations as a policy-lending institution in the following manner.

Credit Risk

Managing credit risk

The basis of credit risk management is centered on individual credit management based on the creditworthiness of the borrower during the credit approval process.

When a new credit application is processed, the relevant finance departments (sales promotion department) and credit departments collect and analyze information on the borrower. The overseas representative offices also play a part in collecting information on foreign governments and corporations. Credit appraisal takes place based on the information that has been gathered and analyzed, with the different departments ensuring appropriate check throughout the process, leading to the final decision by the management.

For lending to foreign governments and corporations, JBIC makes most use of its position as a public institution and exchanges views and information with governments and other authorities in recipient countries, international institutions such as the IMF and the World Bank, other regional development banks and official export credit agencies as well as private financial institutions in the industrial countries. Using all these channels, JBIC evaluates sovereign or country risk (risk in addition to corporate risk associated with the country in which the corporation is located) based on a broad range of information on government and government agency borrowers as well as political and economic conditions in their countries.

For credit to domestic and foreign corporations, there is a need to evaluate their creditworthiness and the appropriateness of the collateral they provide. In particular, for credit related to projects overseas, credit evaluation involves checking the certainty of transactions to be financed, feasibility studies of projects and the industry in which the borrower operates.

Credit risk rating

JBIC has institutionalized its credit risk rating system that covers substantially all of its borrowers. JBIC uses its credit risk ratings for loan appraisals and to quantify its credit risks. Further, the credit risk rating system has been revised where necessary.

Asset self assessment

As part of its credit risk management, the Predecessor started asset self assessment during the year ended March 31, 2001. JBIC is undertaking self assessments, similar to Japanese private financial institutions, in accordance with the Financial Inspection Manuals prepared by the Financial Services Agency. In this process, JBIC, following the examples of private financial institutions, conducts first stage assessments by the relevant finance departments, second stage assessments by the credit and country economic analysis departments, and inspections by an independent auditing department. The results of asset self assessment are used for the disclosure of the quality of assets to enhance the transparency of JBIC’s financial position.

Quantifying credit risks

Besides the individual credit management outlined above, credit risks are quantified to assess the overall risk of the portfolio in these operations. To quantify credit risks, it is important to take into account the characteristic of the loan portfolio, that there are a significant proportion of long-term loans and loans involving sovereign risk or country risk. Also to be taken into account is the mechanism of securing assets, such as the framework of international financial assistance to debtor countries through the Paris Club, which is unique to official creditors. This account uses a unique model to quantify the credit risk taking account of the above explained elements and measures amount of credit risk, which are utilized for credit risk management.

Market Risks

Exchange rate risk

Foreign currency-denominated loans conducted in these operations involve risks related to exchange rate fluctuations. We have a consistent policy of managing this risk by fully hedging this risk exposure through the use of currency swaps and forward foreign exchange transactions.

Interest rate risk

Interest rate risk arises from exposure to market interest rate fluctuations for yen-denominated loan and foreign currency-denominated loan operations and the policy for managing interest rate risk is described below.

 Yen-denominated loan operations

For the most part, funding for yen-denominated loans is managed at fixed-rate interest. Currently, interest rate risk for yen-denominated loans is limited since maturity of loans and the related funding arrangements are generally matched. In addition, swaps are used to hedge interest rate risk for portions of loans that are thought to have high exposures to interest rate fluctuation risk.

‚ Foreign currency-denominated loan operations

For foreign currency-denominated loan operations, interest rate risk is hedged through the consistent policy of using interest rate swaps and managing funds with floating interest rates for both loans and related funding arrangements.

Derivatives transactions

Policy for derivatives transactions

JBIC engages in derivative transactions solely for the purpose of hedging foreign exchange rate risks and interest rate risks associated with its lending and funding operations.

Transactions

Derivatives transactions of JBIC include interest rate and currency swaps and forward exchange contracts. The table below gives details of these transactions as of March 31, 2011.

Credit Risk Amounts of Derivatives, etc. for the JBIC Operations

	As of March 31, 2011
	Notional Amount*	Credit Risk
	(In billions of yen)
Interest Rate Swaps	¥2,952	¥85
Currency Swaps	3,600	1,156
Forward Exchange Contracts	0	0
Credit Risk Reductions through Netting	—	(57)

Total	¥6,554	¥1,185

*	The amounts indicated are maximum notional amounts to which JBIC may be exposed during the period since March 31, 2011 through the maturity date of the relevant derivative contract.

Risks involved in derivatives transactions and policies for addressing risks

Credit risk. Credit risk refers to potential losses from the failure of a counterparty to perform its obligations in accordance with the terms and conditions of the contract governing transactions due to bankruptcy or deteriorating business conditions.

JBIC constantly monitors the market value of derivatives transactions as to each counterparty and the amount of its credit exposure to and creditworthiness of each counterparty in order to ascertain the appropriateness of entering into or maintaining a transaction with each counterparty.

Liquidity Risk. Liquidity risk refers to the risk of cash flow tightening due to worsening fund-raising capability that arises from deterioration of creditworthiness or mismatches in the maturity of assets and liabilities. JBIC minimize liquidity risk through effective cash flow management and diversification of its funding sources. In addition, multiple financial institutions have established short-term credit lines with JBIC. JBIC borrows under the FILP and issues government-guaranteed bonds in the international capital markets for the JBIC Operation. The Predecessor started to issue bonds without a government guarantee in the domestic capital market in the fiscal year ended March 31, 2002.

Operational Risk. Operational risk refers to the potential loss from negligence or from accidents or misdeeds on the part of JBIC’s management and staff or from external events. JBIC minimize this risk by ensuring accurate operations through checks on the administrative process, creating operational manuals, improving training programs, and streamlining and computerizing procedures. In addition, the department which is in charge of internal auditing, inspects the administrative practices of the head office, Loan Departments, West Japan and overseas representative offices.

Computer System Risk. Computer system risk refers to the potential loss from a breakdown or malfunction in computer systems as well as from their misuse. With greater reliance on information systems, there is an increasing need to make the operations of JBIC smoother and more effective by exchanging information with Japanese firms as well as foreign governments through information networks. It is thus important to give greater weight to information management and staff with respect to internal information management and by putting in place measures to block illegal access to JBIC’s information systems from external sources by way of information networks. As part of an effort to ensure information security, JBIC drew up the Information Security Policy and created the Information Security Committee, consisting of the Executive Director in charge and heads of the relevant departments.

MANAGEMENT

JFC’s board of directors has the ultimate responsibility for the administration of its affairs. JFC’s articles of incorporation provide for a board of directors of not more than 22 directors and provide for not more than five corporate auditors. All directors and corporate auditors are elected by the Japanese government as JFC’s sole shareholder at the shareholder’s general meetings, but the election of each director and corporate auditor is subject to approval of the competent minister in accordance with the JFC Act. The normal term of office for directors is two years, and the normal term of office for corporate auditors is four years, but directors and corporate auditors may serve any number of consecutive terms. The board of directors may elect from among its members, a Governor, two Deputy Governors, several Senior Managing Directors and several Managing Directors. The Governor acts as the chairperson at the shareholder’s general meeting. One of the Deputy Governors (the “President & CEO, JBIC”) presides over the JBIC Operations. The board of directors also elects one or more representative directors from among its members, but such election is subject to the approval of the competent minister. Each of the Governor, Deputy Governor, President & CEO, JBIC and Senior Managing Directors (except Mr. Kazuhiko Bando) and one Managing Director (Mr. Fumio Hoshi) have the authority to represent JFC in the conduct of its affairs. The corporate auditors, or auditors, form the board of corporate auditors. The board of corporate auditors has a statutory duty to prepare and submit an audit report to the board of directors each year based on the audit reports issued by the individual corporate auditors that year. The board of corporate auditors is empowered to establish audit principles, the method of examination by the corporate auditors of JFC’s affairs and financial position and any other matters relating to the performance of the corporate auditors’ duties. JFC is required to appoint, and has appointed, independent auditors, who have the statutory duties of examining the financial statements, prepared on a basis consistent with accounting principles generally accepted in Japan, to be submitted to the shareholders by a representative director, and preparing their audit report thereon. JFC has selected its independent auditors to audit the financial statements ended March 31, 2011.

JFC’s current directors and corporate auditors as of June 22, 2011, are as follows:

Name	Title
Shosaku Yasui	Governor & CEO
Koichi Hosokawa	Deputy Governor
Hiroshi Watanabe	President & CEO, JBIC
Ryuhei Katsuno	Senior Managing Director
Masatoshi Sakano	Senior Managing Director
Yoshihiko Murase	Senior Managing Director
Kazuhiko Bando	Senior Managing Director
Fumio Hoshi	Managing Director (Deputy President, JBIC)
Yasutaka Tobita	Managing Director
Yoshio Nakamura	Managing Director
Masahiko Hara	Managing Director (Managing Director, JBIC)
Hiromi Minagawa	Managing Director
Kouzou Yamamoto	Managing Director
Masaharu Miyahara	Executive Director
Hiroo Motegi	Executive Director
Masami Yoshida	Executive Director
Kohei Nakanishi	Executive Director (Executive Director, JBIC)
Yasuhiro Mitsumasu	Executive Director
Yasushi Yamazaki	Executive Director
Masafumi Yamamoto	Executive Director
Sachiko Hayakawa	Executive Director
Hirofumi Miki	Executive Director
Katsufumi Nomura	Auditor
Jun Kanamori	Auditor
Toshio Ikeda	Auditor
Nobuko Takahashi	Auditor

DEBT RECORD

There has been no default in the payment of interest or principal on any obligation of JFC, the Predecessor or the Other Predecessors.

FINANCIAL STATEMENTS

JFC’s financial statements for the fiscal years ended March 31,2010 and 2011, prepared in accordance with accounting principles generally accepted in Japan (“Japan GAAP”), are included as Exhibit 2 to this Annual Report on Form 18-K filed with the Commission. Such financial statements have been audited by Ernst & Young ShinNihon LLC, independent auditors, as stated in their report accompanying such financial statements. Also, JBIC’s unaudited financial statements as of March 31, 2010 and 2011, also prepared in accordance with Japan GAAP, are included as Exhibit 4 to this Annual Report.

SUPPLEMENTAL INFORMATION

For supplemental information relating to the outstanding bonds of JFC, including those issued by the Predecessor and the Other Predecessors to which JFC succeeded, as of March 31, 2011, see Note 28 of the audited financial statements of JFC included as Exhibit 2 to this Annual Report on Form 18-K filed with the Commission.